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Intel’s Annual Stockholders’ Meeting, May 19

Barrett: Your vote needed on stock option plan

At Intel’s Annual Stockholders’ Meeting on May 19, stockholders are being asked to vote on six proposals.

The first two proposals relate to the annual election of Intel’s Board of Directors and ratification of the selection of Intel’s independent auditors. The third proposal is for a new stock option plan for Intel’s employees, officers and directors. Intel’s Board of Directors is recommending stockholders vote “for” these proposals.

The remaining three proposals, which relate to Intel’s stock option program, were made by stockholders. Intel’s Board is recommending stockholders vote “against” these proposals. Details on all six proposals and the voting process can be found here.

Recently, Circuit News sat down with Intel CEO Craig Barrett and asked him for his views on Intel’s proposed stock option plan and the three proposals made by stockholders.

Q1. Intel’s Board is asking stockholders to approve a new stock option plan. In your view, what’s at stake here?

A1. What’s at stake is a central component of our company’s successful culture, namely keeping Intel employees’ interests aligned with the interests of the company and stockholders. Since Intel’s inception more than 35 years ago, we have enjoyed a culture of employee ownership. Early on we learned the value of providing stock options, and over time we have expanded our stock option program to include all employees.

Without question our option program benefits both employees and other stockholders. Stockholders benefit because our employees are focused on long-term company success which makes the stock price go up, and our employees benefit because they get to share in the success they helped create. I hope all employees see the value of our stock option program and will take the Board’s recommendation to vote in favor of this proposal.

Q2. Today we have two stock option plans, one for officers and directors, and another for the broad base of employees. Why are we combining these into a single plan?

A2. It’s a matter of good corporate governance. In the past, legal rules provided for different approval processes for the different plans. The plan for directors and officers needed stockholder approval, but the employee plan did not. Recent changes in those rules now require stockholder approval for all plans.

We could have submitted the plans separately to stockholders, but we believe that combining the two plans into one is the right thing to do. Combining the plans will make it easier for stockholders to review and approve our entire stock option program at one time. It’s our intent going forward to ask stockholders to re-approve the plan each year to ensure it continues to have their support. We also believe that combining the plans will allow stockholders to see clearly that we are committed to broad-based employee participation in our program.

Q3. The proposed stock option plan reduces the option term from 10 to seven years. It also places a cap on the total number of shares available to grant to employees. Why are these two changes a good idea?

A3. First of all, let me say that we’re facing some difficult choices here. We’re doing what we believe is necessary in this environment to balance the interests of stockholders and employees. Intel stockholders are concerned about their ownership in the company being “reduced” or “diluted” by our stock option program. If we don’t take some measured action, the stockholders will not support our option plan. We had three choices here: reduce the life of the stock grants from 10 to 7 years, reduce the size of the grants we give to employees, or reduce the number of employees participating in our option program. We chose to reduce the life of the grants.

We are also putting a cap on the number of options available for grant to employees, but our annual budget for granting of options fits within the cap, so we won’t need to reduce the size of employees’ grants. When we ask the stockholders to re-approve the plan annually, we will ask them to authorize an additional year’s amount of options. Bottom line, these changes will meet stockholders’ concerns while allowing us to maintain the core elements of our employee stock option plan.

Q4. What will happen if the proposed stock option plan is not approved by stockholders?

A4. If the plan is not approved, the current employee plan remains in effect until 2007, and only the officer and director plan expires. We would continue to grant options to the broad employee base under the current plan, but could not grant options to officers and directors until a new plan is approved. Frankly, we would have to look for alternative ways to compensate our officers and directors in the short-term until we can devise a plan that stockholders will accept.

Q5. Three proposals were made by stockholders. What are the proposals and why is the Board urging stockholders to vote against them?

A5. The first proposal asks Intel to include stock options granted to employees as an expense item in our financial reports. Some people believe that expensing options will curb abuses that have occurred in some companies, but in my opinion these abuses will not be fixed by changing accounting rules. In fact, changing the rules will make financial statements less reliable as there simply is no good method to predict the value of stock options when you grant them. And as I have said on many previous occasions, expensing of options may also threaten the ability of Intel and other companies to distribute options broadly to employees.

The other two proposals ask Intel to replace stock options for executives with other types of stock. The Board opposes these proposals for a number of reasons. First of all, our current stock option program focuses all of us—executives and employees alike—on improving our company’s performance and increasing the share price. Second, these proposals would require Intel to set performance metrics that could quickly become obsolete in our fast-changing industry. Finally, the proposals could have the unintended consequence of rewarding executives for meeting those performance metrics despite a drop in our share price—while all other employees would see the value of their options go down.

For questions regarding voting or your stock ownership, you may contact Intel’s transfer agent, Computershare Investor Services, LLC, by e-mail at www.computershare.com/contactUS or by phone at (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (outside the U.S. and Canada).